Exhibit 99.1

News Corporation

N E W S R E L E A S E

For Immediate Release Press: Teri Everett 212-852-7070

Investor Relations: Reed Nolte 212-852-7092

News Corporation Completes Sale of Eight Television Stations

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New York, NY, July 14, 2008 - News Corporation announced today that it had completed the sale of eight of its owned-and-operated FOX network affiliated stations (the "Stations") to Oak Hill Capital Partners for approximately $1.1 billion in cash. The Stations include: WJW in Cleveland, OH; KDVR in Denver, CO; KTVI in St. Louis, MO; WDAF in Kansas City, MO; WITI in Milwaukee, WI; KSTU in Salt Lake City, UT; WBRC in Birmingham, AL; and WGHP in Greensboro, NC. News Corporation was advised by Allen & Company LLC and Hogan & Hartson LLC in this transaction.

News Corporation continues to be one of the country's strongest and most successful station groups with 27 owned-and-operated stations, nine duopolies in major markets as well as single stations in nine mid- to large-sized markets. A full list of News Corporation's U.S. television stations is available at http://www.newscorp.com/operations/tvstations.html.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of March 31, 2008 of approximately US$62 billion and total annual revenues of approximately US$32 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.